Exhibit 21.1

Subsidiaries of the Registrant

Name	Place of Organization
Farmland Partners OP GP, LLC	Delaware
Farmland Partners Operating Partnership, LP	Delaware
PH Farms LLC	Illinois
Cottonwood Valley Farms, LLC	Nebraska